Exhibit 99.1

SoundThinking, Inc. Reports Third Quarter 2023 Financial Results

Revenues Increased 28% to a Record $24.0 Million, Marking Highest Quarterly Level in Company History

Company Reaffirms FY 2023 Revenue Guidance to a Range of $92 Million to $94 Million, Representing 15% Year-Over-Year Growth at the Midpoint and Retains FY 2023 Adjusted EBITDA Margin Guidance at a Range of 16 to 18%

FREMONT, CA – November 7, 2023 – SoundThinking, Inc. (Nasdaq: SSTI) a leading public safety technology company, today reported financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Financial and Operational Highlights

•
Revenues increased 28% to $24.0 million, compared to $18.8 million for the same quarter of 2022.
•
Gross profit increased 33% to $13.8 million (57% of revenues), compared to $10.3 million (55% of revenues) for the same quarter of 2022.
•
GAAP net loss totaled $1.9 million, compared to GAAP net income of $4.0 million for the same quarter of 2022.
•
Adjusted EBITDA1 was $4.3 million (18% of revenues), compared to $3.1 million (16% of revenues) for the same quarter of 2022.
•
Went “live” with ShotSpotter in seven new cities as well as expanded with two current customer cities and one university customer.
•
Acquired SafePointe LLC (SafePointe), an AI-based weapons detection technology company, which expanded SoundThinking’s SafetySmartTM Platform while adding a strong base of commercial and enterprise products.
•
Launched ShotCast™ to provide key details of local gunfire incidents, increase awareness about the impact of gun violence, and promote community engagement in public safety.
•
Released second annual Environmental, Social, and Governance (ESG) Report, emphasizing commitment to engaging law enforcement with technology solutions for positive public safety outcomes.
•
Repurchased 93,012 shares at a cost of $1.9 million during the quarter.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Financial Outlook

The company reaffirms its full year 2023 revenue guidance range of $92 million to $94 million, representing approximately 15% year-over-year growth at the midpoint compared to 2022. Management retains its expectation for Adjusted EBITDA to be approximately 16% to 18% of revenue in 2023. The company expects its annual recurring revenue (ARR) on 12/31/2023 to have increased over 17% to approximately $93.5 million, up from $79.7 million on 12/31/2022.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses and acquisition-related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures” below.

Management Commentary

“The third quarter marked another strong period for SoundThinking, highlighted by a 28% increase in revenue and 33% increase in gross profit compared to the prior year quarter along with solid Adjusted EBITDA profitability,” said President and CEO Ralph Clark. “Our record quarterly revenue was driven by new and expanding customer subscriptions, including deployments in seven new cities and expansions in three current customers. We still expect to go live in over 140 miles in 2023. Based on our results for the first nine months of the year, we remain confident in achieving our guidance and entering 2024 with solid momentum.

“Our recent acquisition of SafePointe extended our SafetySmart Platform and ability to positively impact public safety outcomes while expanding our addressable market and potentially accelerating SoundThinking’s growth potential. We are already benefiting from the various synergies that SafePointe provides, including some cross-selling opportunities across our combined customer base.

“We remain committed to driving positive public safety outcomes for communities across the country. Our second annual ESG report showcases our mission to facilitate law enforcement’s application of technology solutions to promote social good. We are proud of the work we are doing at SoundThinking and look forward to continuing to help innovate and transform the public safety and private sectors. Overall, with the expansion of our product portfolio and a growing need for public safety solutions, we remain confident in our ability to drive profitable growth.”

Third Quarter 2023 Financial Results

Revenues for the third quarter of 2023 were $24.0 million, compared to $18.8 million for the same quarter of 2022. The increase in revenues was primarily due to new and expanding customer subscriptions as well as contribution from the SafePointe acquisition, which was acquired on August 18, 2023.

Gross profit for the third quarter of 2023 was $13.8 million (57% of revenues), compared to $10.3 million (55% of revenues) for the same period in 2022.

Total operating expenses for the third quarter of 2023 were $15.2 million, compared to $6.2 million for the same period in 2022. Operating expenses increased primarily due to higher personnel-related costs as we continue to grow our business and higher than expected legal expenses. Additionally, operating expenses for the third quarter of 2022 was offset by a contingent consideration reduction of $5.4 million related to the Forensic Logic acquisition.

Net loss for the third quarter of 2023 totaled $1.9 million or $(0.15) per basic and diluted share (based on 12.5 million basic and diluted weighted-average shares outstanding), compared to net income of $4.0 million or $0.33 per basic and diluted share (based on 12.2 million basic and 12.4 million diluted weighted-average shares outstanding, respectively), for the same period in 2022.

Adjusted EBITDA for the third quarter of 2023 totaled $4.3 million, compared to $3.1 million in the same period last year.

At quarter end, the company had $5.8 million in cash and cash equivalents, $25.0 million in accounts receivable and contract assets, net, $38.3 million in deferred revenue, $7.0 million in debt related to our SafePointe acquisition, and approximately $18.0 million available on its credit facility.

Conference Call

SoundThinking will hold a conference call today November 7, 2023 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-855-327-6837

International dial-in: 1-631-891-4304

Conference ID: 10022590

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay via the investor relations section of the company’s website at www.soundthinking.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through December 7, 2023.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10022590

Non-GAAP Financial Measures

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net income (loss), the most directly comparable GAAP measure, to adjusted net income (loss), for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$(1,874)	$4,033	$(6,361)	$7,430
Less:
Acquisition-related expenses	689	—	864	101
Change in fair value of contingent consideration	82	(5,405)	(923)	(8,842)
Adjusted net income (loss)	$(1,103)	$(1,372)	$(6,420)	$(1,311)
Adjusted net income (loss) per share, basic	$(0.09)	$(0.11)	$(0.52)	$(0.12)
Adjusted net income (loss) per share, diluted	$(0.09)	$(0.11)	$(0.52)	$(0.11)
Weighted average shares used in computing adjusted net income (loss) per share, basic	12,480,830	12,167,632	12,320,119	12,156,980
Weighted average shares used in computing adjusted net income (loss) per share, diluted	12,480,830	12,167,632	12,320,119	12,156,980

The following table presents a reconciliation of Adjusted EBITDA to GAAP net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$(1,874)	$4,033	$(6,361)	$7,430
Less:
Interest income (expense), net	42	(11)	(64)	(26)
Income taxes	299	—	643	—
Depreciation and amortization	2,475	2,286	8,126	6,824
Stock-based compensation expense	2,573	2,157	7,272	6,145
Change in fair value of contingent consideration	82	(5,405)	(923)	(8,842)
Acquisition-related expenses	689	—	864	101
Adjusted EBITDA	$4,286	$3,060	$9,557	$11,632

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s expectations for its estimated revenue and Adjusted EBITDA for 2023, ability to drive profitable growth and build upon existing contracts and partnerships, operating momentum, financial visibility, sales pipeline, revenue growth, operating leverage and margin expansion in 2023 and beyond. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI and data-driven solutions for law enforcement, civic leadership, and security professionals. We are trusted by more than 250 customers and 2,000 agencies to drive more efficient, effective, and equitable public safety outcomes. Our SafetySmart™ platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracer™, the foremost law enforcement search engine; CaseBuilder™, a one-stop investigation management system; ResourceRouter™, software that directs patrol and community anti-violence resources to help maximize their impact; and SafePointe®, a next-generation concealed weapons detection system. SoundThinking has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Matt Glover

Gateway Group, Inc.

+1 (949) 574-3860

SSTI@gateway-grp.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$23,977	$18,775	$66,672	$60,005
Costs
Cost of revenues	10,225	8,473	28,881	25,130
Impairment of property and equipment	—	—	72	—
Total costs	10,225	8,473	28,953	25,130
Gross profit	13,752	10,302	37,719	34,875

Operating expenses
Sales and marketing	6,289	5,357	19,580	16,727
Research and development	3,186	2,409	8,896	7,570
General and administrative	5,677	3,866	15,806	11,710
Change in fair value of contingent consideration	82	(5,405)	(923)	(8,842)
Total operating expenses	15,234	6,227	43,359	27,165
Operating income (loss)	(1,482)	4,075	(5,640)	7,710
Other income (expense), net
Interest income (expense), net	(42)	11	64	26
Other expense, net	(51)	(53)	(142)	(306)
Total other (expense), net	(93)	(42)	(78)	(280)
Income (loss) before income taxes	(1,575)	4,033	(5,718)	7,430
Provision for income taxes	299	—	643	—
Net income (loss)	$(1,874)	$4,033	$(6,361)	$7,430
Net income (loss) per share, basic	$(0.15)	$0.33	$(0.52)	$0.61
Net income (loss) per share, diluted	$(0.15)	$0.33	$(0.52)	$0.60
Weighted-average shares used in computing net income (loss) per share, basic	12,480,830	12,167,632	12,320,119	12,156,980
Weighted-average shares used in computing net income (loss) per share, diluted	12,480,830	12,357,136	12,320,119	12,306,839

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$5,800	$10,479
Accounts receivable and contract asset, net	24,966	30,957
Prepaid expenses and other current assets	3,514	3,225
Total current assets	34,280	44,661
Property and equipment, net	21,717	21,988
Operating lease right-of-use assets	2,549	3,240
Goodwill	33,728	22,971
Intangible assets, net	37,898	27,318
Other assets	2,785	2,570
Total assets	$132,957	$122,748
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,285	$1,633
Line of credit	7,000	—
Deferred revenue, short-term	37,221	41,907
Accrued expenses and other current liabilities	10,482	9,965
Total current liabilities	57,988	53,505
Deferred revenue, long-term	1,125	1,813
Deferred tax liability	937	685
Other liabilities	4,797	5,800
Total liabilities	64,847	61,803
Stockholders' equity
Common stock	64	62
Additional paid-in capital	167,169	153,573
Accumulated deficit	(98,761)	(92,400)
Accumulated other comprehensive loss	(362)	(290)
Total stockholders' equity	68,110	60,945
Total liabilities and stockholders' equity	$132,957	$122,748